UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 11, 2013
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Feel Golf Co., Inc.
(Exact name of registrant as specified in its charter)
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California	000-26777	77-0532590
(State or Other Jurisdictionof Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20801 Biscayne Blvd, Suite 403
Miami, FL 33180
(Address of Principal Executive Offices) (Zip Code)

866.326.3000
(Registrant’s telephone number, including area code)

200 S. Andrews Ave, Suite 703B
Fort Lauderdale, FL 33301
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Chief Medical Officer

On July 8, 2013, the Board of Directors approved the appointment of Neal Rouzier, M.D. as Chief Medical Officer (CMO) for the Company.  On July 8, 2013, Dr. Rouzier accepted the appointment and agreed to serve as CMO for the Company.  Dr. Rouzier has agreed to be compensated $96,000 per year to serve as CMO for the company.

Neal Rouzier, M.D.

Neal Rouzier, M.D., Chief Medical Officer: Dr. Rouzier is a pioneer in age management therapies, pursuing them since early 1990s, almost since the inception of this approach. He is currently a Director of the ‘Preventive Medicine Clinics of the Desert’, specializing in the medical management of aging and preventive care.

Dr. Rouzier’s residency trained in family practice and emergency medicine at UCLA and board certified in emergency medicine. He has treated more than 5,000 patients of which 2,000 are unique BHRT (Bio-Identical Hormone Replacement Therapy) patients.  He is recognized as a renowned leader and expert in the field of healthy aging. He has over 16 years of experience as an educator and practicing physician, and 28 years of Emergency Medicine experience at Queen of the Valley Hospital in West Covina, CA.

Dr. Rouzier has taught over 102 courses to date and continues to provide accredited training in hormone replacement therapy to the medical and healthcare community. Dr. Rouzier has amassed over 50 years of medical literature research and accepted invitations to speak overseas in China, Japan and France as well as throughout the United States

His acclaimed book “How to Achieve Healthy Aging” is now in its second edition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 11, 2013	Feel Golf Company, Inc.
	By	/s/Victoria Rudman
Name: Victoria Rudman Title: Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description